Exhibit 99.1

Robert Oelkers joins Animal Health International’s Board of Directors and Audit Committee.

WESTLAKE, TX, September 17, 2007 – Animal Health International, Inc. (Nasdaq: AHII) announced today that Robert Oelkers was elected to the Board of Directors and Audit Committee of Animal Health International on September 14th. Mr. Oelkers also sits on the Board of Directors of Dynegy, Inc.

“We are pleased to have Bob join us, and look forward to working with him as a member of AHI’s Board of Directors,” said Jim Robison, AHI’s CEO.

Robert Oelkers is the former Vice President and Comptroller of Texaco Inc. and President of Texaco International Trader Inc. He has served in leadership roles with several organizations, including the Board of Trustees of Pace University in New York and as a member of the Financial Accounting Standards Board’s Advisory Committee.

About Animal Health International, Inc.:

Animal Heath International, Inc. is one of the largest distributors of animal health products in the United States. Animal Health International distributes more than 35,000 products from over 1,500 manufacturers to over 62,000 customers, including veterinarians, production animal operators, and animal health product retailers. Products the company distributes include pharmaceuticals, vaccines, parasiticides, diagnostics, capital equipment, sanitizers, devices and supplies. The company was founded in 1954 and has a central replenishment and distribution facility in Memphis, Tennessee, distribution centers throughout the United States and Canada, and its corporate headquarters located in Westlake, Texas.